Exhibit 99
TEXTRON
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362
Textron Reports 2003 Results

Providence, Rhode Island - January 29, 2004 - Textron Inc. (NYSE: TXT) today reported fourth quarter 2003 income from continuing operations of $83 million or $0.60 per share, compared to fourth quarter 2002 income from continuing operations of $110 million or $0.80 per share. Including discontinued operations, fourth quarter 2003 net income was $83 million or $0.60 per share, compared with the fourth quarter 2002 net income of $131 million or $0.95 per share.

Full-year 2003 income from continuing operations was $281 million or $2.05 per share, compared to $367 million or $2.62 per share for the full-year 2002. Including discontinued operations and the cumulative effect of a change in accounting principle, full-year 2003 net income was $259 million or $1.89 per share, compared to a net loss of $124 million or a loss of $0.88 per share for full-year 2002.

Full-year 2003 revenues were $9.9 billion, down from $10.4 billion in 2002, reflecting lower sales volume of Citation business jets at Cessna, partially offset by higher revenues in the Bell, Fastening Systems and Industrial segments.

Fourth quarter 2003 earnings included $0.31 per share in after-tax costs related to restructuring. Fourth quarter 2002 results included $0.15 per share in after-tax costs related to restructuring and a $0.17 per share after-tax, non-cash charge related to Textron's common stock holdings in Collins & Aikman Corporation.

Excluding these items, fourth quarter 2003 adjusted earnings per share from continuing operations were $0.91, compared to $1.12 per share in the fourth quarter of 2002.

Full-year 2003 earnings included $0.75 per share in after-tax costs related to restructuring, a $0.07 per share after-tax charge for unamortized issuance costs related to the redemption of the $500 million Textron Capital I trust preferred securities and a $0.09 per share after-tax gain from the sale of Textron's interest in an Italian automotive joint venture. Full-year 2002 results included $0.48 per share in after-tax costs related to restructuring, a $0.16 per share after-tax, non-cash charge related to Textron's common stock holdings in Collins & Aikman Corporation and a $0.06 gain from transactions related to the divested Automotive Trim business.

Excluding these items, full-year 2003 adjusted earnings per share from continuing operations were $2.78, compared to $3.20 per share in 2002.

Cash flow from operating activities for the full-year 2003 was $681 million, compared to $495 million in 2002. Free cash flow before restructuring for the full-year 2003 was $483 million, compared to $314 million last year.

"The benefits from our transformation initiatives during the year enabled us to significantly offset the impact of a decline in business jet deliveries" said Lewis B. Campbell, Textron chairman, president and CEO.

Subsequent Event

During January, Textron liquidated its remaining common shares in Collins & Aikman Corporation. This will result in cash from investing activities of $38 million and a pre-tax gain of $12 million that will be part of special charges, both in the first quarter of 2004. The gain will not be included in as-adjusted earnings.

Outlook

Textron expects full-year 2004 revenues will be down slightly, while earnings per share from continuing operations will be between $2.85 and $3.05, up from $2.78 in 2003. First quarter earnings per share will be between $0.43 and $0.53. These estimates exclude restructuring costs and other special items. The company expects full-year 2004 cash flow from operations will be between $650 million and $700 million, resulting in free cash flow before restructuring between $450 million and $500 million.

"We expect a temporary decline in revenues in our aircraft segments this year and only a modest recovery in our other manufacturing markets. However, we expect the benefits of our transformation initiatives will result in earnings growth and solid cash flow," Campbell added.

"Looking ahead to the rest of the decade, Textron is poised to deliver strong organic growth, reflecting a full recovery in our end markets, introduction of new products, and ramp-up of our military programs at Bell. The benefits of our transformation initiatives, combined with this revenue growth will generate increasingly improved profitability and cash flow."

Presentation of Results and Outlook

In the third quarter of 2003, Textron sold certain assets and liabilities related to its remaining OmniQuip business to JLG Industries, Inc. and in the fourth quarter of 2003, Textron sold its Small Business Direct business to MBNA America Bank, N. A. Textron reclassified the aggregate financial results from these businesses as discontinued operations. Historical results from 1999 have been recast to reflect the transactions and are available for downloading on Textron's investor relations homepage at www.textron.com.

Textron presents adjusted results and outlook before restructuring costs and other special items because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature. Therefore, it is helpful to understand results without these items, especially when comparing results to previous periods or forecasting performance in future periods.

For example, Textron incurred $65 million in pre-tax costs during the fourth quarter for its restructuring program. The restructuring program, which is designed to reduce overhead costs and rationalize manufacturing facilities, is expected to be substantially complete in 2004. During the execution of the restructuring program, the company is incurring costs that are supplementary to the ongoing operating costs of the business. These costs are not directly related to ongoing business results during the quarter and are not expected to occur with any regularity or predictability.

Results before restructuring costs and other special items are also the basis for measuring operating performance for management compensation purposes. However, analysis of the company's results and outlook before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of the company's results and outlook to GAAP are included below.

Fourth Quarter Segment Analysis

Bell

Bell segment revenues and profit increased $50 million and $2 million, respectively.

Revenues increased due to higher revenues in both the U.S. Government and commercial markets. U.S. Government revenues increased primarily due to higher revenues from the V-22 program, higher sales of training helicopters and higher spare parts and service sales. Commercial revenues increased primarily due to higher sales of new and used aircraft and higher sales of aircraft engines, partially offset by lower spare parts and service sales.

Segment profit increased only slightly as higher volumes were partially offset by an unfavorable mix, primarily lower commercial spare parts and service sales.

Backlog at Bell Helicopter of $1.4 billion was up from the third quarter by $227 million.

Cessna

Cessna segment revenues and profit decreased $276 million and $51 million, respectively.

Revenues decreased primarily due to lower sales volume of Citation business jets and used aircraft, partially offset by higher pricing and higher spare parts and service sales. Profit decreased primarily due to the lower sales volume, an unfavorable mix and inflation, partially offset by improved cost performance, a lower net write-down for used aircraft valuations and higher pricing.

Backlog of $4.4 billion was essentially flat with the third quarter.

Fastening Systems

Fastening Systems' revenues increased $45 million, while profit decreased $3 million.

Revenues increased due to the favorable impact of foreign exchange. Slightly higher volume was offset by lower pricing. Profit decreased primarily due to inflation and lower pricing, partially offset by improved cost performance and the favorable impact of foreign exchange.

Industrial

Industrial segment revenues increased $92 million, while profit decreased $11 million.

Revenues increased primarily due to the favorable impact of foreign exchange and higher sales volume at Kautex. Profit decreased primarily due to higher new product launch costs at two assembly plants, inflation, higher warranty provisions and higher health care costs, partially offset by other cost reductions and the favorable impact of foreign exchange.

Finance

Finance segment revenues decreased $17 million, while profit increased $2 million.

Revenues decreased primarily due to lower average finance receivables and lower syndication and securitization gains. Profit increased primarily due to a lower provision for loan losses, partially offset by lower interest margin and higher operating expense. The decrease in the provision for loan losses reflected lower portfolio growth and an improvement in portfolio quality.

Conference Call Information

Textron will host a conference call today, January 29, 2004, at 9:00 a.m. Eastern time to discuss the company's results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4470 in the U.S. or (651) 224-7582 outside of the U.S. (request the Textron Earnings Conference). The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time today by dialing (320) 365-3844 Access Code: 671453. The recording will be available until midnight on April 21, 2004.

Textron Inc. (NYSE:TXT) is a $10 billion multi-industry company with more than 43,000 employees in 40 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders; (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE MONTHS ENDED JANUARY 3, 2004 AND DECEMBER 28, 2002
 (Dollars in millions except per share amounts)
(Unaudited)

	January 3, 2004		December 28, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING: (b)
Bell	$675	$675	$625	$625
Cessna	620	620	896	896
Fastening Systems	457	457	412	412
Industrial	793	793	701	701
	2,545	2,545	2,634	2,634
FINANCE	154	154	171	171
Total revenues	$2,699	$2,699	$2,805	$2,805
PROFIT
MANUFACTURING: (b)(c)
Bell	$69	$69	$67	$67
Cessna	43	43	94	94
Fastening Systems	17	17	20	20
Industrial	44	44	55	55
	173	173	236	236
FINANCE	52	52	50	50
Segment profit	225	225	286	286
Special charges (c)(d)	(65)	-	(68)	-
Corporate expenses and other - net	(38)	(38)	(28)	(28)
Interest expense, net	(26)	(26)	(23)	(23)
Income from continuing operations before income taxes and distribution on preferred securities of subsidiary trusts	96	161	167	235
Income taxes	(13)	(36)	(50)	(73)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes (f)	-	-	(7)	(7)
Income from continuing operations	83	125	110	155
Income (loss) from discontinued operations, net of income taxes (g)	-	-	21	(10)
Net income	$83	125	$131	$145
Earnings per share: (i)
Income from continuing operations	$0.60	$0.91	$0.80	$1.12
Income (loss) from discontinued operations, net of income taxes (g)	-	-	0.15	(0.08)
Net income	$0.60	$0.91	$0.95	$1.04
Average diluted shares outstanding	138,326,000	138,326,000	138,362,000	138,362,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
TWELVE MONTHS ENDED JANUARY 3, 2004 AND DECEMBER 28, 2002
(Dollars in millions except per share amounts)
(Unaudited)

	January 3, 2004		December 28, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING: (b)
Bell	$2,348	$2,348	$2,235	$2,535
Cessna	2,299	2,299	3,175	3,175
Fastening Systems	1,737	1,737	1,650	1,650
Industrial	2,903	2,903	2,706	2,706
	9,287	9,287	9,766	9,766
FINANCE	572	572	584	584
Total revenues	$9,859	$9,859	$10,350	$10,350
PROFIT
MANUFACTURING: (b)(c)
Bell	$234	$234	$169	$169
Cessna	199	199	376	376
Fastening Systems	66	66	72	72
Industrial	141	141	163	163
	640	640	780	780
FINANCE	122	122	118	118
Segment profit	762	762	898	898
Special charges (c)(d)	(159)	-	(135)	-
Gain on sale of businesses (e)	15	-	25	-
Corporate expenses and other - net	(119)	(119)	(114)	(114)
Interest expense, net	(98)	(98)	(108)	(108)
Income from continuing operations before income taxes and distribution on preferred securities of subsidiary trusts	401	545	566	676
Income taxes	(107)	(151)	(173)	(201)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes (f)	(13)	(13)	(26)	(26)
Income from continuing operations	281	381	367	449
Income (loss) from discontinued operations, net of income taxes (g)	(22)	2	(3)	(27)
Cumulative effect of a change in accounting principle, net of income taxes (h)	-	-	(488)	-
Net income (loss)	$259	383	$(124)	$422
Earnings per share: (i)
Income from continuing operations	$2.05	$2.78	$2.62	$3.20
Income (loss) from discontinued operations, net of income taxes (g)	(0.16)	0.01	(0.02)	(0.19)
Cumulative effect of a change in accounting principle, net of income taxes (h)	-	-	(3.48)	-
Net income (loss)	$1.89	$2.79	$(0.88)	$3.01
Average diluted shares outstanding	137,217,000	137,217,000	140,252,000	140,252,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND TWLEVE MONTHS ENDED JANUARY 3, 2004 AND DECEMBER 28, 2002
(Dollars in millions except per share amounts)
(Unaudited)

(a)     The "As Adjusted" column excludes items recorded in special charges, the gain on sale of businesses, the cumulative effect of change in accounting principle and amounts previously recorded as special charges that have been reclassified as discontinued operations. Textron presents its results "as adjusted", before restructuring and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature; therefore, it is helpful to understand results without these items, especially when comparing results for previous periods or forecasting performance in future periods. In addition, Textron uses "as adjusted" results to measure operating performance for management compensation purposes. Any analysis of results before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). A reconciliation of net income as reported under GAAP to income from continuing operations, as adjusted is as follows:
	Fourth Quarter		Full Year
	2003	2002	2003	2002
GAAP net income (loss)	$83	$131	$259	$(124)
Adjustments:
Special charges	65	68	159	135
Gain on sale of businesses	-	-	(15)	(25)
Tax impact of excluded items	(23)	(23)	(44)	(28)
Discontinued operations, net of income taxes	-	(21)	22	3
Cumulative effect of change in accounting principle, net of income taxes	-	-	-	488
Income from continuing operations, as adjusted	$125	$155	$381	$449

(b)     In June 2003, Textron reorganized its segments in order to streamline the management reporting structure. Under the new structure, Textron Systems and Textron Lycoming were combined with Bell Helicopter to form the new Bell segment and Cessna Aircraft was reported separately as a new segment. The remaining Industrial Products and Industrial Components businesses were combined to form the new Industrial segment. Textron reports under the following segments: Bell, Cessna, Fastening Systems, Industrial and Finance. Prior periods have been recast to reflect this change.

(c)     Effective December 29, 2002, Textron adopted Statement of Financial Accounting Standard (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". Upon adoption, costs related to restructuring that were previously recorded in segment profit are now included with severance costs, contract termination costs, and asset impairment write-downs in special charges. Costs related to restructuring that were recorded in segment profit in prior periods have been reclassified to special charges to conform to this presentation.

(d)     Special charges include 1) restructuring expenses and fixed asset impairment charges associated with reducing overhead and closing, consolidating and downsizing manufacturing facilities, reducing corporate and segment personnel, consolidating operations and exiting non-core product lines, 2) goodwill and other intangible asset impairment charges and, 3) $15 million in unamortized issuance costs written off upon the redemption of the preferred securities described in footnote (f).

(e)     In the first quarter of 2003, Textron recorded a gain on the sale of its interest in an Italian automotive joint venture to Collins & Aikman. Textron sold its Automotive Trim business to Collins & Aikman in the fourth quarter of 2001 and recorded an adjustment to the gain in the second quarter of 2002 as a result of transactions associated with the divestiture.

(f)     Textron Inc. redeemed the $500 million Textron Capital I trust preferred securities in July 2003. The redemption was mandatory following Textron's call of its 7.92% Junior Subordinated Deferrable Interest Debentures, which were held by the trust and also redeemed in July 2003.

(g)     During the third quarter of 2003, Textron consummated the sale of its remaining Omniquip business to JLG Industries, Inc. and has reclassified the financial results of the OmniQuip division, net of income taxes, to discontinued operations. During the fourth quarter of 2003, Textron sold its Small Business Direct portfolio to MBNA America Bank, N.A. and has reclassified the financial results, net of income taxes, to discontinued operations.

(h)     With the implementation of SFAS No. 142 "Goodwill and Other Intangible Assets", Textron recorded a $488 million after-tax transitional goodwill impairment charge comprised of $385 million in the Industrial segment, $88 million in the Fastening Systems segment and $15 million in the Finance segment. As required by the Statement, these charges were recorded retroactively to the beginning of fiscal year 2002 as a cumulative effect of a change in accounting principle.

(i)     Reconciliation of GAAP EPS to EPS from continuing operations, as adjusted:

	Fourth Quarter		Full Year
	2003	2002	2003	2002
GAAP EPS	$0.60	$0.95	$1.89	$(0.88)
Adjustments:
Special charges	0.31	0.32	0.82	0.64
Gain on sale of businesses	-	-	(0.09)	(0.06)
Discontinued operations	-	(0.15)	0.16	0.02
Cumulative effect of change in accounting principle	-	-	-	3.48
EPS from continuing operations, as adjusted	$0.91	$1.12	$2.78	$3.20

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	January 3, 2004	December 28, 2002
Assets
Cash and cash equivalents	$ 486	$ 286
Accounts receivable, net	1,135	1,159
Inventories	1,439	1,566
Other current assets	532	691
Net property	1,925	1,955
Other assets	3,240	2,966
Assets of discontinued operations	-	237
Textron Finance assets	6,333	6,654
Total Assets	$15,090	$15,514

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 316	$ 25
Other current liabilities	1,940	2,181
Other liabilities	2,109	2,014
Mandatorily redeemable preferred securities	-	485
Long-term debt	1,711	1,683
Liabilities of discontinued operations	-	86
Textron Finance liabilities	5,324	5,634
Total Liabilities	11,400	12,108

Total Shareholders' Equity	3,690	3,406
Total Liabilities and Shareholders' Equity	$15,090	$15,514

Textron Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(Dollars in millions except per share amounts)

	First Quarter		Full Year
	2004 Outlook	2003 Actual	2004 Outlook	2003 Actual
GAAP EPS	$.10 - .20	$.48	$2.25 - 2.45	$1.89
Adjustments:
Special charges	.33	.15	.60	.82
Gain on sale of businesses	-	(.09)	-	(.09)
Discontinued operations, net of income taxes	-	-	-	.16
Adjusted EPS from continuing operations	$.43 - .53	$.54	$2.85 - 3.05	$2.78

	Fourth Quarter		Full Year
	2003 Actual	2002 Actual	2004 Outlook	2003 Actual	2002 Actual
Cash flow from operations - GAAP*	$381	$462	$650 - 700	$681	$495
Capital expenditures and lease additions	(112)	(94)	(300)	(310)	(301)
Proceeds on sale of fixed assets	14	21	35	55	62
Free cash flow after restructuring	283	389	385 - 435	426	256
After-tax cash used for restructuring activities	17	24	65	57	58
Free cash flow before restructuring - as adjusted	$300	$413	$450 - 500	$483	$314

*     Due to the increasing significance of foreign exchange rate fluctuations on cash and cash equivalents, Textron now separately reports the effect of foreign exchange rate changes on cash and cash equivalents from its cash flow from operations. Prior period amounts have been reclassified to conform to this new presentation.